Exhibit 99.1

A.B. Mendez
Investor Relations
210.220.5234
or
Bill Day
Media Relations
210.220.5427

FOR IMMEDIATE RELEASE
September 7, 2021

Cullen/Frost Announces Redemption of Trust Securities

SAN ANTONIO -- Cullen/Frost Bankers, Inc. (NYSE:CFR) today announced the redemption in full of its Floating Rate Junior Subordinated Debt Securities due 2034 (the “Debentures”), which will result in the redemption in full of the Capital Securities ($1,000 liquidation amount per security and $13,000,000 in the aggregate) and Common Securities ($1,000 liquidation amount per security and $403,000 in the aggregate) (together, the “Trust Securities”) issued by WNB Capital Trust I, which will be redeemed concurrently on October 23, 2021 (with payment to be made on the next succeeding business day). The Trust Securities will be redeemed pro rata in accordance with their terms, at a redemption price corresponding to the redemption price for the Debentures, which will be equal to 100% of the principal amount of the Debentures ($13,403,000 aggregate principal amount) plus unpaid interest accrued on such Debentures to October 23, 2021 ($85,215.14 in the aggregate).

The Trust Securities are held only in physical form. Wilmington Trust Company, as Institutional Trustee and Paying Agent will redeem the Trust Securities in accordance with its procedures and notify the holders thereof. For payment, holders of the Trust Securities will need to surrender their securities in-person or by sending certificates by mail to: Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; Attn: Workflow Management – 5th Floor; Telephone: (302) 636-6524. The method of delivery of the Trust Securities is at the election and risk of the holder surrendering the Trust Securities and delivery will be deemed made only when actually received by the Institutional Trustee, as Paying Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $46.7 billion in assets at June 30, 2021. Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at www.frostbank.com.
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